Exhibit (23)



CONSENT OF INDEPENDENT ACCOUNTANTS



 We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and S-3 (No. 33-95562329) and in the Registration Statements on Forms S-8 (Nos. 33-95602114 and 33-96583181) of Curtiss-Wright Corporation of our report dated January 30, 1998 appearing on page 20 of the Curtiss-Wright Corporation 1997 Annual Report which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Morristown, New Jersey
March 24, 1998